UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 18, 2007

DEXTERITY SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20532	74-2559866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

Flat/Room 42, 4F, New Henry House, 10 Ice House Street, Central, Hong Kong

Registrant’s telephone number, including area code: (011) 00852-25232986

501 South Johnstone Ave, Suite 501, Bartlesville, Oklahoma 74003
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Items 2.01 and 5.01 herein below.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 18, 2007 (the “Closing Date”), Dexterity Surgical, Inc. (“DEXT” or the “Registrant”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Rise and Grow Limited, a Hong Kong limited company (“Rise & Grow” or the “Company”) and Newise Century Inc., a British Virgin Islands company and sole stockholder of Rise & Grow (the “Stockholder”). As a result of the share exchange, DEXT acquired all of the issued and outstanding securities of Rise & Grow, an inactive holding company, from the Stockholder in exchange for Twenty-Six Million Four Hundred Thousand (26,400,000) newly-issued shares of DEXT’s common stock, par value $0.001 per share (“Common Stock”), representing 73.94% of DEXT’s issued and outstanding Common Stock (the “Exchange”) as of the Closing Date and the date of this Report and shall represent sixty-six percent (66%) of the total number of issued and outstanding shares of Common Stock after the issuance of the remaining 4,293,750 “Section 1145” shares (as such term is defined herein below). The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. As a result of the Exchange, Rise & Grow became our wholly-owned and chief operating subsidiary. We currently have no other business operations other than those of Rise & Grow.

On the Closing Date, DEXT filed with the U.S. Securities and Exchange Commission (the “SEC”) an Information Statement complying with Rule 14f-1 under the Securities Exchange Act of 1934, as amended (hereinafter, the “Exchange Act”) that describes a change in a majority of DEXT’s Board of Directors (the “Board”) that shall, not earlier than ten (10) days following the date of such filing, occur in connection with the change of control of DEXT described in this Report. For further detail on the change of control, please see Item 5.02 herein below.

The following is disclosure regarding DEXT, Rise & Grow and the wholly-owned operating subsidiary of Rise & Grow, Zhi Bao Da Tong (Beijing) Technology Co. Ltd. (“ZBDT”), a company formed under the laws of the People’s Republic of China (the “PRC”) and doing business in the PRC. From and after the Closing Date, the operations of Rise & Grow, through its operating subsidiary, ZBDT, will be the only operations of DEXT.

The Stockholder is owned by the following individuals: (a) Zhenyu Wang (60.64%), the Executive Director and a controlling stockholder of Zhiyuan (as defined herein below) and Chairman of the Board of DEXT; (b) Junjun Xu (20%), who is also General Manager and a controlling stockholder of Zhiyuan and proposed Chief Executive Officer and a Director of DEXT; (c) Yanling Chen (11.36%); (d) Chinada International Limited (5%); and (e) Xueyuan Han (3%), a proposed Director of DEXT.

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references in this Report to “we”, “us”, “our”, the “Company” or “Rise & Grow” are to the consolidated business of DEXT, Rise & Grow, ZBDT and Zhiyuan (as defined herein below).

Prior Operations of DEXT

DEXT was incorporated on December 23, 1988 as a Delaware corporation and commenced operations on January 1, 1989. In August 1992, we completed our initial public offering of our Common Stock, which is currently traded on The Over-The-Counter Bulletin Board under the symbol “DEXT”.

The business that we were engaged in during such times as we had operations was the distribution of instruments, equipment and surgical supplies used in hand-assisted laparoscopic surgery (“HALS”).

We acquired Dexterity Incorporated, a Delaware corporation (“Dexterity”), in March 1999. Dexterity was located in the Philadelphia, Pennsylvania metropolitan area and had the exclusive rights of the Dexterity Pneumo Sleeve and Dexterity Protractor proprietary instruments, equipments and supplies used in HALS. Effective with such acquisition, we changed our name from LifeQuest Medical, Inc. to Dexterity Surgical, Inc.

On April 19, 2004, the Company filed a voluntary petition for relief for reorganization (the “Reorganization”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas Houston Division. The Company underwent numerous operating changes and operated its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court.  On March 2, 2005, the Bankruptcy Court entered an Order confirming its First Amended Plan of Liquidation.  In connection with that Plan, DEXT’s assets were scheduled to be auctioned, which auction culminated in the sale of substantially all of the Company’s assets as approved by the Bankruptcy Court on March 17, 2006.

The First Amended Plan of Liquidation was subsequently amended on March 2, 2006, by an order titled “Order Approving Modification of the First Amended Plan” (the “Order”). The amendments provided for in the Order included the Bankruptcy Court’s authorization of a $50,000 DIP Loan (the “DIP Loan”) for payment of administrative expenses of the bankruptcy, which shall convert into 6,000,000 shares of Common Stock (the “Section 1145 Shares”) and 3,000,000 warrants (the “Section 1145 Warrants”) under Section 1145 of the U.S. Bankruptcy Code at the option of the holder(s) of the DIP Loan. Immediately prior to the Exchange, the Section 1145 Warrants were cancelled. For an additional $125,000, the Bankruptcy Court authorized the sale of 25,000,000 restricted shares of Common Stock to an investor for the payment of both administrative claims and creditor claims. The Bankruptcy Court also provided as follows:

●	All of the old shares of the Company’s preferred stock, stock options and warrants shall be (and have been) cancelled;

●	The Company shall issue (and did issue) 29,800 new shares of Common Stock under Section 1145 of the U.S. Bankruptcy Code;

●
The Company shall issue up to 25,000 shares of Common Stock under Section 1145 of the U.S. Bankruptcy Code to those persons deemed appropriate by the Directors (it was not necessary to issue to issue these shares and therefore they have been cancelled); and

●
Appoint new Board members, amend the Certificate of Incorporation to increase the authorized shares of Common Stock to 100,000,000, amend the Bylaws, change the fiscal year, execute a share exchange agreement and issue shares in which effective control or majority ownership is given, all without stockholder approval.

Pursuant to the Bankruptcy Court Order, by filing a Certificate of Amendment to the Certificate of Incorporation, the Company increased its authorized capital stock, par value $0.001 per share, and effected a 1-for-500 reverse split of all issued and outstanding stock. Immediately following the Exchange and as of the date of this Report, there were 35,706,250 shares of Common Stock issued and outstanding and 4,293,750 Section 1145 Shares issuable pursuant to the Reorganization. The Company believes that all of the 4,293,750 Section 1145 Shares will be issued shortly following the filing of this Report.

Current Operations of DEXT

Organizational Structure of Rise & Grow, ZBDT and Zhiyuan

Rise & Grow was formed on February 10, 2006 as a Hong Kong limited company. ZBDT was established and incorporated by Rise & Grow and commenced business on June 9, 2007. Rise & Grow’s sole business is to act as a holding company for ZBDT. Rise & Grow shall contribute One Hundred Fifty Thousand United States Dollars ($150,000) in registered capital of ZBDT. ZBDT has no Board of Directors, however it has one (1) Executive Director designated by Rise & Grow that serves as the legal representative of ZBDT and appoints a General Manager to lead the routine operation of ZBDT. ZBDT is located at Room 210, #25 Office Building, #15 East An Ning Zhuang Road, Qinghe, Haidian District, Beijing, the PRC. Rise & Grow is located in Flat/Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong.

ZBDT was formed by Rise & Grow with the purpose of developing computer and network software and related products and to promote the development of high-tech industries in the field of Chinese information technology. It does this by controlling, through an Exclusive Technical Consulting and Service Agreement and related transaction documents dated as of September 28, 2007 (collectively, the “Service Agreements”, each of which are attached as Exhibits to this Report), Beijing Zhi Yuan Tian Xia Technology Co., Ltd., a limited liability company duly established on October 8, 2006 and validly existing under the PRC (“Zhiyuan” or "ZYTX"). In compliance with the PRC’s foreign investment restrictions on Internet information services and other laws and regulations, we conduct all of our Internet information and media services and advertising in China through Zhiyuan, a domestic Variable Interest Entity (“VIE”), as its primary beneficiary. In accordance with FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51, a VIE is to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. Upon executing the Service Agreements, Zhiyuan is now considered a VIE and ZBDT its primary beneficiary.

Pursuant to the Services Agreements, Zhiyuan shall provide on-going technical services and other services to Zhiyuan in exchange for substantially all net income of Zhiyuan. In addition, Mr. Zhenyu Wang and Ms. Junjun Xu have pledged all of their shares in Zhiyuan to ZBDT, representing one hundred percent (100%) of the total issued and outstanding capital stock of Zhiyuan, as collateral for non-payment under the Service Agreements or for fees on technical and other services due to us thereunder. We have the power to appoint all directors and senior management personnel of Zhiyuan. Currently, Zhiyuan is sixty percent (60%) owned by Mr. Zhenyu Wang, DEXT’s Chairman of the Board, and forty percent (40%) owned by Junjun Xu, DEXT’s Chief Executive Officer and a director. The registered capital of Zhiyuan is RMB 1 million (US$126,360 upon inception, US$133,883 as of the date of this Report), of which Mr. Zhenyu Wang has (or will pursuant to installment obligations) contributed RMB 600,000 and Ms. Junjun Xu has (or will pursuant to installment obligations) contributed RMB 400,000.

Zhiyuan has two (2) offices located at (i) Room b1009, North Mansion, ShiJingShan District, ShiXing East, Street No. 11, Beijing, the PRC and (ii) Room 502, HuaTeng Edifice, Chaoyang JinSong 3 District, No. 302, Beijing, the PRC.

Current Business

We are an Internet service and media company focusing on the PRC insurance industry. With localized websites targeting Greater China, the Company primarily provides, through Zhiyuan, a network portal through its industry website, www.soobao.cn (hereinafter also referred to as “Soobao”), to insurance companies, agents and consumers for advertising, online inquiry, news circulation, online transactions, statistic analysis and software development. The Company is also a licensed online motor vehicle, property and life insurance agent generating revenues through sales commissions from customers in the PRC.

Zhiyuan was originally founded with goal of raising the national insurance consciousness and reducing the cost on national security in China by constructing and maintaining its network portal (www.soobao.cn) in order to integrate and optimize business flow during the course of insurance sales and related client services. From inception through the end of 2006, Zhiyuan was primarily engaged in institutional preparation and prior-period business development.

Thereafter, through trial implementation of www.soobao.cn, Zhiyuan strengthened its technical research and development and expanded its product line after collecting suggestions from clients. In the first quarter of 2007, Zhiyuan realized net revenue of RMB 17.7 million (US$2.3 million) with a net profit of RMB 13.9 million (US$1.8 million) as a result of website construction services, the promotion and publicity for insurance agents and the undertaking of software development. In April 2007, www.soobao.cn was formally put into use. As a result, Zhiyuan’s net revenues rose in the second quarter of 2007 to RMB 15.2 million (US$2.0 million) with a net profit of RMB 12.4 million (US$1.6 million) and therefore, from October 8, 2006 (inception) through June 30, 2007, Zhiyuan’s fiscal year end, Zhiyuan realized net revenue of RMB 17.2 million (US$2.2 million) and net profits of RMB 13.8 million (US$1.8 million).

Today, the Company offers online insurance products and services in China including (a) a network portal for the Chinese insurance industry (www.soobao.cn), offering industry professionals a forum for the advertising and promotion of products and services, (b) website construction for marketing teams and others in the insurance industry, (c) software development, (d) insurance agency services whereby the Company generates sales commissions on motor vehicle insurance, property insurance and life insurance and (e) accompanying client support services. The following sets forth more detailed descriptions of our core business segments.

Network Portal for Chinese Insurance Industry (www.soobao.cn)

Prior to launching www.soobao.cn, China had no insurance website platform. Zhiyuan was formed with the belief that those who need insurance in China desire a network carrier which can provide immediate inquiry services with insurance information and knowledge and insurance companies require a media network for concentrated advertising to the potential insurance consumer. Zhiyuan has created a real-time communication portal for each link in the value chain of the insurance industry. Soobao provides real-time information, functional practicability and interactivity and media function for the Chinese insurance industry. In the past year, Zhiyuan has accumulated as members many insurance companies and nearly 3,000 insurance agents and other member customers of www.soobao.cn. Zhiyuan has become the leading professional service provider, and enjoys a good reputation and credibility in the industry.

Soobao has the following attributes:

●
Advertising Media: Soobao features a high concentration of industry-specific information on the Chinese insurance industry that is not offered by the traditional media which we believe makes it an ideal media for insurance companies and the related trade professionals to advertise their products and services to consumers. As of the date of this Report, the Company itself not been engaged in Internet advertising however the Company plans to engage in such business in the future;

●
Channel Arrangement: The website is currently comprised of two (2) channels, motor vehicle insurance and life insurance, and we are currently in the process of setting up a third channel for property insurance. Each channel provides visitors with professional information combined with product-specific characteristics;

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News Releases: News releases are classified and organized along sub-industry lines in order to facilitate searches by a client-users and the website also offers and open review function for visitors to post their individual viewpoints on such releases;

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Production Introduction: The website provides a classification of insurance companies according to the type and products for the convenience of the consumer and also provides a comparison of insurance products;

●	Online Consultation: The website provides a forum for insurance experts to reply to online inquiries which may offer professional consultation to the consumers in real time;

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Online Insurance: Client-users may obtain a customized insurance plan by inputting their desired insurance type to be purchased and the insurance company to be selected, together with personal information, which allows the client-user to control the purchase flow and to avoid unnecessary and/or inefficient contact with insurance agents;

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Insurance College: The website aims to educate professionals and the layperson consumer with professional knowledge of insurance products in light of the particularity and specialty of such products, including, without limitation, trade terminology, interpretation of concepts and terms and information on the settlement of claims via voice, video, cartoon and flash methods; and

●
Marketing Dictionary: The website also offers a marketing dictionary which provides agents with information on marketing skills, team management and professional training in order for agents to provide better services to their clients while improving their marketing skills.

Zhiyuan’s plan is to increase its publicity and brand popularity in the industry, to seek regional channel agents for advertisement and to gradually introduce Soobao to first and second-level cities across China with an aim towards a national distribution of direct-marketing of insurance. Currently, our main advertising clients are insurance agents, for many of whom we have constructed websites, however we plan to increase our client-base to attract insurance companies and other advertising vendors. As of October 31, 2007, we have contacts with thirty-seven (37) insurance agents for the promotion of their services on www.soobao.cn. From October 8, 2006 (Zhiyuan’s inception) through June 30, 2007 (Zhiyuan’s fiscal year end), online insurance advertising revenues accounted for approximately thirty-four percent (34%) of our total revenue and approximately fifty-seven percent (57%) of our total revenue for the three (3) months ended September 30, 2007.

Website Construction Services

Our website construction services target marketing teams in the Chinese insurance industry, and our clients typically originate from referrals made by Zhiyuan’s insurance agents engaged in the insurance marketing business. Our marketing strategy allows prospective clients to enter a trial use period followed by a payment scheme to be mutually agreed upon between us and the marketing team leader of such client.

With respect to website construction, we generate revenues through the construction of websites and from the maintenance of such websites. We also cooperate with the client to conduct direct promotion to the client’s target groups. The final product typically offers the following, all of which are specifically tailored to the insurance industry and the specific client:

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Words On Line: Client-users have the ability to leave “words on line” directly through the website for interactive communications with other industry players who may receive such messages through the network at any time and any place;

●	Online Insurance: Client-users may create customized insurance plans directly through the website;

●	Online Employment: Client-users may submit and post their resumes directly through the website for review by prospective employers in the industry;

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Client Management: Websites facilitate file management for agents and provide individualized services for clients with customized packet transmission functions of short message and e-mail, save time for client maintenance and financial cost and improve service quality;

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Short Messaging: Value-added short message services, through cooperation with wireless operators, effectively combine the rapidness of packet transmission of short messaging with the individualization of its content with the support of intelligent system configuration.

●	Insurance Classification Management: A strong insurance classification management system enables clients to update and maintain their product information; and

●	News Management: Article management and release systems allow the client to issue the latest messages at their discretion or directly call in the materials or database provided by the system.

As of the date of this Report, Zhiyuan has provided website construction services to thirty-two (32) marketing teams in the insurance industry.

Software Development

We develop software for clients using technology that we own and information obtained through our R&D efforts in the field of operating system applications, professional statistics analysis and other business application systems. We generate revenues from technology development contracts and as of October 31, 2007, we have four (4) technology development contracts in place with customers.

From October 8, 2006 (Zhiyuan’s inception) through June 30, 2007 (Zhiyuan’s fiscal year end), software development revenues accounted for approximately sixty-six percent (66%) of our total revenue and approximately forty-three percent (43%) of our total revenue for the three (3) months ended September 30, 2007.

Insurance Agency Services

Zhiyuan obtained qualification to do business as an insurance agent in China on June 29, 2007. Although we have generated only a small fraction of our total revenues through these services (approximately 0.01%), we anticipate insurance sales commissions to be a vital business for profit and growth. Zhiyuan plans to cooperate with insurance companies with a good reputation and high production competitiveness to sell their products and services. Through www.soobao.cn, and in reliance on its brand credit with the public, Zhiyuan plans to fairly and objectively recommend appropriate products to consumers through a professional financial consultant service. Zhiyuan plans to make use of preferential premiums and abundant value-added member services to provide guidance to the consumer with respect to their prospective purchases. Zhiyuan expects to enlarge its market share through the direct selling in the current network and to establish a national marketing network system through developing businesses in first and second-level cities in China.

Research and Development

Zhiyuan has an experienced team engaged in the development of Internet application software. The core members have a sustained sense of innovation in the new technology of the Internet application areas, and have practical experience and keen market-oriented insights, especially on e-commerce applications, Internet website operation and other aspects. Zhiyuan’s core members are experienced both in the Internet and in the insurance industry, and have rich resources of the business relationships. They have a deep understanding of the development history and respective characteristics of these industries in China, and therefore we believe we have advantages in the development for insurance industry network application platform. The core members of the team have also established project-based cooperation and good human resource partnerships with The China Insurance Regulatory Commission, The Insurance Association of Beijing and The Development Research Center of the State Council, which we believe will provide strong support for the development of the Company.

Zhiyuan’s core research and development (R&D) team consists of five (5) technicians, each of which have work experience on system development in the field of Internet application and understand the insurance industry and its business flow. Aimed at the functions and applied range of each service system and based on guaranteed access speed and program expansibility, Net 2.0 and ASP language are used together with the SQL Server 2005 database. With this, Zhiyuan has its own core technology in the aspects of development and application of www.soobao.cn aimed at insurance companies.

Zhiyuan’s investment in R&D centers on three (3) aspects: (a) personnel, whereby Zhiyuan implements a senior talent strategy for the employment of R&D personnel with a development incentive program which is competitive in the industry, (b) operating equipment, which the Company plans to make investments in web servers, network bandwidth leases and network installation and protection and (c) software development tools, whereby Zhiyuan purchased a Windows Server 2003, SQL Server 2005 and Visual Studio 2005, and hardware equipment such as brand laptop and desktop computers.

At present, Zhiyuan has been egaged in preliminary market researching and core technology buildings. In our next phase of development, the Company intends to focus its R&D on (i) integral solution to online application of insurance industry, (ii) Web-based extended applications of the network portal system, (iii) a comprehensive life insurance comparison and timely quotation system, which shall put life insurance products under a scientific and quantitative calculating index and (iv) a data statistical and analytical system for insurance industry. Based on a great deal of effective clicks on the network portal, we believe that this system will make statistics and analysis of the consumer group’s concerning points regarding the present and future insurance products. We believe this statistic data will have a high commercial value with respect to the insurance companies’ release of new products and establishment of rates.

Zhiyuan has achieved an integral solution of network integration and promotion for marketing teams for the insurance industry. This system was developed and aimed at the important links in the marketing flow of insurance agents including business expansion, personnel, team construction and client maintenance; integrates the application of multisystem modules such as interactive transmission of online information, product release, intelligent CRM, member display, insurance policy management and SMS packet transmission via Web-based wireless access. The system also reduces the time and costs of promotion, marketing and client maintenance for the completion of a client’s group business.

Zhiyuan has also developed a motor vehicle premium calculation system which provides different rates of motor vehicle insurance and the different insured amounts of about one thousand (1,000) vehicle types of over one hundred (100) vehicle series, and is capable of generating a detailed statement with respect to the expenses of electronic insurance policies and various insurance through the online input of vehicle information, independent selection of insured risks and the selected insurance company.

Market Overview

Zhiyuan intends to focus on the following three (3) markets, (a) network marketing, (b) industrial web portal advertising media and (c) the comprehensive insurance sales supermarket. Each market is briefly described below.

The Network Marketing of Insurance

In recent years, an increasing number of enterprises and individuals have engaged in e-commerce activities, and China’s e-commerce market has maintained rapid and sustained growth. The “2006-2007 China’s E-commerce Market Research Report” released by Saidi Adviser revealed that China’s e-commerce market transactions achieved a total RMB 1.1 trillion in 2006 (US$0.14 trillion), an increase of 48.6% as compared to the same period in 2005 and more than 80% of Internet users had tried or were willing to try online shopping in 2006.

As it has advantages on cost saving, efficiency, interactive communication transcending time and space, information, and the rapid increase in popularity, network marketing is becoming an important marketing tool for the Chinese insurance industry. In addition to the development of China’s social-economy, the use of cold visit by insurance agents, questionnaire surveys, telephone sales, and other traditional marketing models are no longer well-suited in the fast-paced, highly efficient patterns of life and purchasing habits of customers. Because consumer groups tend to be more rational, we believe that they will likely make purchase decisions according to their own needs. When they have the intent to make a purchase, they will obtain comprehensive, objective information through various channels. Network marketing via www.soobao.cn can meet these needs. The potential customer group can make inquiries through the network and obtain information on each company and their insurance products and consumers will be able to obtain a fuller understanding of such product prior to the purchase.

The Industrial Web Portal Advertising Media

With the development of network technology and the popularization of the Internet, e-mail, search engines, Internet banking, online transactions, Internet advertising, news, online games, instant communications, virtual servers and other value-added wireless businesses continue to foster rapid development and the growth of new forms of services. With the appearance and development of Web 2.0, new business applications are constantly emerging. Many Internet services have converted or are in the process of converting from a “one-to-many” model to a personalized service model of “one-to-one” or “many to one”. Internet media has strengthened, and advertising revenue has become a main source of profits of major network portals. Professional portals have emerged, however, the web portal of insurance industry in China is still devoid.

According to data released by iResearch, an authority of the Internet consulting, in the first half of 2006, the entire network advertising market was of RMB 20.6 billion (US$2.58 billion), as compared to the same period in 2005, an increase of fifty percent (50%), of which portal network advertising market had a considerable share. “2006 China Network Advertiser Research Report” shows that the main purpose of advertising is to establish brand recognition and to promote products. Comprehensive portals, search engines and industrial portals are the top three (3) network media that advertisers often choose. We believe that because of high density of the target groups in industrial portals, the value of this network media should attain greater importance by the advertisers.

The Comprehensive Insurance Sales Supermarket

To carry out insurance sales more effectively and to supplement the function and effect of www.soobao.cn, Zhiyuan is in the process of constructing a comprehensive insurance supermarket entity, which will serve as the social entity version of the www.soobao.cn platform. Such supermarket entity shall set up for insurance transaction market in fixed locations of key cities in China will provide prospective clients with a series of services such as one-to-one advisory on different products offered by different insurance companies, examination of life insurance, insurance site-sales, compensation and appreciation and claims settlement. As there will be many specialized clients in the transaction market, the Company plans to organize professional lectures on insurance, create an industry salon and release new products and services. It is our goal through such entity to (a) educate consumers with respect to insurance and insurance products, (b) provide objective and impartial information of each company’s product, (c) offer personalized insurance programs to consumers, (d) offer after-sale one-stop compensation services including improved efficiency with claims settlements and (e) offer exposure to www.soobao.cn and enjoy the network value-added services which are not offered through more traditional insurance consumption.

Market Share

Presently, Zhiyuan has provided services to over 2900 insurance agents, which accounts for over ninety percent (90%) of the market share of website construction business in the Beijing area for insurance-related sales commissions. This figure is based on the estimated 3200 insurance agents that own independent websites found through major search engine searches (Baidu, Yahoo and Google).

Based on the planning concept and the realized functions of www.soobao.cn, there currently is no similar service provider of the same industry across China. The ability of www.soobao.cn to sustain its leading position in the same trade will depend on whether or not Zhiyuan can rapidly build its good brand image both in the industry and in the society.

Competition

In terms of our insurance sales business, our competitors are insurance sales agencies. However, most of our competitors still adopt the traditional insurance sales model and their scope of business is limited to local markets. Our model however combines an industry Internet portal (www.soobao.cn) and a nationwide insurance supermarket.

In the field of claims settlement, up to now, we know of no other company that combines auto, property and life insurance. If we take advantage of the amiable business relationships already existing between Zhiyuan and insurance companies, we can offer our clients with one-stop, highly efficient and high compensation services.

In terms of professional website construction to insurance agents (and their teams), we know of no rivals in the Beijing area and there are no professional website construction companies that serve specifically the insurance industry in other areas of China.

With respect to our insurance industry website portal (www.soobao.cn), we know of no rivals in Beijing. However, in Shenzhen and Shanghai, there is one company in each city that has a similar business model to www.soobao.cn. If Zhiyuan expands its nationwide business, they are likely to become our potential rivals. The first company is Shenzhen Insurance Network Technology Co., Ltd. (www.ins.com); this website focuses on providing classifications of insurance and insurance related information. They have established a shop for insurance agents with sub-domains and there is no insurance business conducted via Internet in real-time. Instead, its main function is to provide consulting services and information, and they charge a membership fee from agents. This company’s main business area is Shenzhen. It has not obtained the qualification permit for Internet operation and insurance agent qualification. The second company is Shanghai Ebao Technology Co., Ltd., and this company is similar to www.ins.com in that it also provides information related to insurance to the public and workshop in the network to agents. However, the number of insurance agents registered as members with this website as members are less than fifty (50), which is significantly less than ours.

In terms of insurance company oriented advertising and promotion, www.soobao.cn is the only insurance professional website media to our knowledge in China. Most insurance companies instead advertise via more traditional media and domestic comprehensive Internet portals.

With regard to technological services to insurance companies, most management systems of domestic insurance companies have been self-developed by each company, and we know of no other professional technological provider that focuses on business management systems in the insurance industry.

Employees

Zhiyuan attaches great importance to the cultivation of professional managerial persons and pursues a talent policy of retaining professionals by undertaking an enterprise culture. Through continuously improving its corporate governance structure, management system and talent introduction and incentive system, Zhiyuan has created an excellent working atmosphere and development opportunity, which integrates the individual occupational plan with the Company’s development and reduces the flow frequency of the employees, especially the core technicians, thus forming a relatively stable and high-quality employee team. Figure 1 below sets forth the current institutional structure of Zhiyuan:

As of the date of this Report, the Company has twenty-eight (28) full-time employees, of which only Junjun Xu, as Chief Executive Officer of DEXT and General Manager of Zhiyuan and Zhenyu Wang, as Executive Director of Zhiyuan, is a part of the Company’s management. None of our employees are covered by a collective bargaining agreement. We believe we have good relations with our employees.

Intellectual Property

We currently do not own any trademarks or patents however Zhiyuan filed for its website (www.soobao.cn) with the Beijing Industrial Commercial Bureau on April 28, 2007.

Government Regulation

The following description of PRC laws and regulations is based upon the opinions of our PRC counsel in Beijing. For a description of legal risks relating to our ownership structure and business, see “Risk Factors”.

Overview

The Chinese government has enacted an extensive regulatory scheme governing the operation of business with respect to the Internet, such as telecommunications, Internet information services, international connections to computer information networks, information security and censorship and administrative protection of copyright. Among the regulations, the Telecommunications Regulations of the People’s Republic of China, or Telecom Regulations, promulgated on September 25, 2000, is the primary governing law. Telecom Regulations set out the general framework under which domestic Chinese companies such as ZBDT and Zhiyuan may engage in various types of telecommunications services in the PRC. They reiterate the long-standing principle that telecommunications service providers need to obtain operating licenses as a mandatory precondition to begin operation. The Telecom Regulations differentiate the telecommunications services into basic telecommunications services and value-added telecommunications services. Value-added telecommunications services are defined as telecommunications and information services provided through public networks. The “Catalogue of Telecommunications Business”, an attachment to the Telecom Regulations and updated by the Ministry of Information Industry’s Notice on Adjusting the Catalogue of Telecommunications Business of April 1, 2003, categorizes various types of telecommunications and telecommunications-related activities into basic or value-added services.

On December 20, 2001, after China’s formal entry into the WTO, the PRC State Council promulgated the “Regulations for the Administration of Foreign-Invested Telecommunications Enterprises” or the FITE Regulations, which became effective on January 1, 2002. The FITE Regulations stipulate that foreign-invested telecommunications enterprises, or FITEs, may undertake operations in basic telecom services and value-added telecom services. Currently, the foreign party to a value-added FITE may hold up to fifty percent (50%) of the equity, with no geographic restrictions on its operations. Prior to that, foreign investors were prohibited from investing in Internet content services. The PRC government has not made any further commitment to loosen the regulation on FITEs.

According to the Measures for the Administration of Internet Information Services described below, an enterprise must obtain a Value-added Telecommunication Services Operating License in the first place to conduct Internet content service businesses. When the Internet content involves areas such as news, education, medicine, health, pharmaceuticals and medical equipment, the enterprise must also obtain permission from responsible national authorities.

Zhiyuan’s Business Qualification and Licenses

On December 8, 2006, Zhiyuan obtained a Telecommunications and Information Services Business License from Beijing Communications Administration, enabling the Company to engage in the internet information services business excluding services relating to news, publication, education, medical care, medicine and medical devices. On April 28, 2007, Zhiyuan received its High and New Technology Enterprise Approval Certificate from the Beijing Science and Technology Committee whereby Zhiyuan was approved as a hi-tech enterprise. On June 29, 2007, Zhiyuan was received qualification to conduct business as an insurance agent in the Beijing area, including insurance on motor vehicles, insurance on enterprise property, insurance on family property and traditional life insurance.

Internet Information Services

The Measures for the Administration of Internet Information Services, or the ICP Measures, went into effect on September 25, 2000. Under the ICP Measures, any entity that provides information to online Internet users must obtain an operating license from the Ministry of Information Industry (“MII”) or its local branch at the provincial level in accordance with the Telecom Regulations described above. The ICP Measures further stipulate that entities providing online information services in areas of news, publishing, education, medicine, health, pharmaceuticals and medical equipment must obtain permission from responsible national authorities prior to applying for an operating license from MII or its local branch at the provincial or municipal level. Moreover, ICPs must display their operating license numbers in a conspicuous location on their web sites. ICPs must police their web sites to remove categories of harmful content that are broadly defined. This obligation reiterates Internet content restrictions set by other ministries over the past few years. On December 8, 2006, Zhiyuan obtained an ICP license from Beijing Telecommunications Administration (the Beijing municipal branch of MII).

Online Advertising

The State Administration of Industry and Commerce in China (“SAIC”) promulgated the Notice on Registration Issues for Enterprises Specialized in Advertising Business (the “Ad Notice”) on July 19, 2004. Upon the issuance of the Ad Notice, an enterprise specialized in advertising business as specified in its business scope need not apply for the Advertising Operation License. As to placing advertisements on Internet, such enterprise should apply for a business scope of Placing Online Advertisements on the name of the web site. SAIC and its local departments will not issue an Advertising Operation License to enterprises specialized in online advertising business.

As of the date of this Report, the Company has not been engaged in Internet advertising in the traditional sense however the Company plans to engage in such business in the future. The Company’s business scope includes advertisement designed and made (internet technical services), however it does not include advertisement agency and issuance (traditional advertising). The Company has not obtained an Advertising Operation License issued by the State Administration for Industry and Commerce and is not required to do so.

Administrative Protection of Internet Copyright

According to the Measures for the Administrative Protection of Internet Copyright implemented on May 30, 2005, acts of automatically providing such functions as uploading, storing, linking or searching works, audio or video products, or other contents through Internet based on the instruction of an Internet content provider, without editing, amending or selecting any stored or transmitted content, and other acts of providing Internet information services shall be governed by the Copyright Law. A copyright administration department shall, when imposing administrative penalties upon the act infringing upon the right of communication through information network, apply the Measures for Imposing Copyright Administrative Penalties.

Where a copyright holder (individual or entity) finds any content communicated through the Internet infringes upon its copyright and sends a notice of claim to the Internet information service provider, the Internet information service provider shall immediately take measures to remove the relevant contents, and preserve the copyright holder’s notice of claim for six (6) months. An Internet information service provider shall, after receipt of the copyright holder’s notice, record the contents of the provided information, the publishing time, and the Internet address or domain name. Where an Internet information service provider removes relevant content of an Internet content provider according to the notice of a copyright holder, the Internet content provider may deliver a counter-notice to both the Internet information service provider and the copyright holder, stating that the removed contents do not infringe upon the copyright. After the delivery of such counter-notice, the Internet information service provider may immediately reinstate the removed contents and shall not bear legal liability for such reinstatement.

Where an Internet information service provider clearly knows an Internet content provider infringes other’s copyright through Internet, or, although it does not clearly know such activity but fails to take measures to remove relevant contents upon receipt of the copyright owner’s notice, as a result, it damages public interests, the copyright administration department may, in accordance with the Copyright Law, order it to stop the tortious act, and impose administrative penalties. Where there is no evidence to indicate that an Internet information service provider clearly knows the facts of tort, or the Internet information service provider has taken measures to remove relevant contents upon receipt of the copyright owner’s notice, the Internet information service provider shall not bear the relevant liabilities.

Zhiyuan has taken measures to protect Internet copyright in pursuance of the specified procedures and in compliance with relevant laws and regulations mentioned above.

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this report. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors and stockholders of the Company could lose all or a part of their investment.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

Certain Political and Economic Considerations Relating to China Could Adversely Affect Our Company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

Our Business May Be Affected By Unexpected Changes In Regulatory Requirements In The Jurisdictions In Which We Operate.

We are subject to many general regulations governing business entities and their behavior in China and in other jurisdictions in which we have operations. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability.

The Chinese Government Exerts Substantial Influence Over The Manner In Which We Must Conduct Our Business Activities Which Could Adversely Affect Our Company.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

The Chinese Legal System Has Inherent Uncertainties That Could Limit The Legal Protections Available To You.

Our contractual arrangements with our VIE in China (Zhiyuan) are governed by the laws of the People’s Republic of China. China’s legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties, and therefore you may not have legal protections for certain matters in China.

Even If We Are In Compliance With Chinese Governmental Regulations Relating To Foreign Investment Prohibitions, The Chinese Government May Prevent Us From Advertising Or Distributing Content That It Believes Is Inappropriate And We May Be Liable For Such Content Or We May Have To Stop Profiting From Such Content..

China has enacted regulations governing Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet that it believes to violate Chinese law, including content that it believes is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items without permission from the Chinese government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any web site maintained outside China at its sole discretion. Even if we comply with Chinese governmental regulations relating to foreign investment prohibitions, if the Chinese government were to take any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our business could be significantly harmed.

Because the definition and interpretation of prohibited content is in many cases vague and subjective, it is not always possible to determine or predict what and how content might be prohibited under existing restrictions or restrictions that might be imposed in the future.

We are also subject to potential liability for content on www.soobao.cn that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems. Furthermore, we are required to delete content that clearly violates the laws of China and report content that we suspect may violate Chinese law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our web sites.

All Of Our Assets Are Located In China, Any Dividends Of Proceeds From Liquidation Is Subject To The Approval Of The Relevant Chinese Government Agencies.

Our assets are located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Future Inflation In China May Inhibit Our Activity To Conduct Business In China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten (10) years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China and thereby harm the our business operations.

Currency Conversion And Exchange Rate Volatility Could Adversely Affect Our Financial Condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises (“FIEs”), for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. Dollar. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

The Value Of Our Securities Will Be Affected By The Foreign Exchange Rate Between U.S. Dollars And Renminbi.

The value of DEXT’s Common Stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our Common Stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our Common Stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our China operations would be reduced.

You May Experience Difficulties In Effecting Service Of Legal Process, Enforcing Foreign Judgments Or Bringing Original Actions In China Based On United States Or Other Foreign Laws Against Us.

We conduct our operations in China and a significant portion of our assets is located in China. In addition, our directors and executive officers reside within China, and substantially all of the assets of these persons are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon those directors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the U.S. and many other countries that provide for the reciprocal recognition and enforcement of judgment of courts. As a result, recognition and enforcement in China of judgments of a court of the U.S. or any other jurisdiction in relation to any matter may be difficult or impossible.

Underdeveloped Telecommunications Infrastructure Has Limited, And May Continue To Limit, The Growth Of The Internet Market In China Which, In Turn, Could Limit Our Ability To Grow Our Business.

The telecommunications infrastructure in China is not well developed. Although private sector ISPs do exist in China, almost all access to the Internet is accomplished through ChinaNet, China’s primary commercial network, which is owned and operated by China Telecom and China Netcom under the administrative control and regulatory supervision of MII. The underdeveloped Internet infrastructure in China has limited the growth of Internet usage in China. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China could be limited and our business could be harmed.

Our Significant Amount Of Deposits In Certain Banks In China May Be At Risk If These Banks Go Bankrupt During Our Deposit Period.

As of October 31, 2007, we have approximately RMB 13.7 million (US$1.8 million) in banks in China, which constitute about 99.98% of our total cash. The terms of these deposits are, in general, up to twelve (12) months. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006, which has come into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s concession to WTO, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which we have deposits has increased. In the event of bankruptcy of one of the banks which holds our deposits, we are unlikely to claim our deposits back in full since we are unlikely to be classified as a secured creditor based on PRC laws.

RISKS RELATING TO OUR BUSINESS

Because Our Operating History Is Limited And The Revenue And Income Potential Of Our Business And Markets Are Unproven, We Cannot Predict Whether We Will Meet Internal or External Expectations Of Future Performance.

We believe that our future success depends on our ability to significantly increase revenue from our operations, of which we have a limited history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with a limited operating history. These risks include our ability to:

●	offer new and innovative services;

●	attract clients for our services;

●	attract advertisers;

●	attract a larger audience to our network;

●	derive revenue from our users from fee-based Internet services;

●	respond effectively to competitive pressures and address the effects of strategic relationships or corporate combinations among our competitors;

●	maintain our current, and develop new, strategic relationships;

●	increase awareness of our brand and continue to build user loyalty;

●	attract and retain qualified management and employees;

●	upgrade our technology to support increased traffic and expanded services; and

●	expand the content and services on our network or secure premium content.

In Order To Comply With PRC Regulatory Requirements, We Operate Our Main Business Through A Company With Which We Have A Contractual Relationship (Zhiyuan) But In Which We Do Not Have Controlling Ownership. If The PRC Government Determines That Our Agreements With Zhiyuan Are Not In Compliance With Applicable Regulations, Our Business In The PRC Could Be Adversely Affected.

The Chinese government restricts foreign investment in Internet-related and advertising businesses, including Internet access, distribution of content over the Internet and advertising via the Internet. Accordingly, we operate our Internet-related businesses in China through Zhiyuan, a VIE, which is owned by our Chairman of the Board (60%) and our Chief Executive Officer (40%). We control Zhiyuan and operate its business through contractual arrangements and these individual owners, but we have no equity control over Zhiyuan. Accordingly, we cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined not to be in compliance, the PRC government could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our web site, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

We Rely on Contractual Arrangements With Zhiyuan For Our Operations, Which May Not Be As Effective In Providing Control Over This Entity As Direct Ownership.

Because PRC regulations restrict our ability to provide Internet content, MVAS and advertising services directly in China, we are dependent on our VIEs in which we have little or no equity ownership interest and must rely on contractual arrangements to control and operate these businesses. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to maintain our China web sites despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in the best interests of Zhiyuan, especially if they leave Zhiyuan.

Substantially all profits generated from our VIEs are paid to the subsidiaries of ours in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. The tax authorities in China have examined some of these contractual agreements in the past and have not raised any comment. However, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that in the future tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China. In the event the tax authorities challenge our VIE structure, we may be forced to restructure our business operation, which could have a material adverse effect on our business.

We Cannot Assure You That Our Organic Growth Strategy Will Be Successful.

One of our growth strategies is to grow organically through increasing our services by increasing our market share and entering new markets in the PRC. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with increasing market share and entering into such markets and attendant marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

Our Business And Growth Could Suffer If We Are Unable To Hire And Retain Key Personnel That Are In High Demand.

We depend upon the continued contributions of our senior management and other key personnel, including Junjun Xu, Mingfei Yang and Zhenyu Wang. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man insurance on the lives of these individuals at present. As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede any potential expansion. Our future success will also depend on our ability to attract and retain highly skilled and qualified technical, managerial, editorial, finance, marketing, sales and customer service personnel in China. Qualified individuals are in high demand, and we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

We May Not Be Able To Manage Our Expanding Operations Effectively, Which Could Harm Our Business.

We anticipate expansion in our business as discussed in the “Plan of Operation” section herein, as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations as a result of overall internal growth requires significant management resources that our locally-based competitors do not need to devote to their operations. In order to manage the expected growth of our operations and personnel, we will be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our relationships with various other websites, Internet and other online service providers and other third parties necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. If we are not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

If We Need Additional Capital To Fund Our Growing Operations, We May Not Be Able To Obtain Sufficient Capital And May Be Forced To Limit The Scope Of Our Operations.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in R&D; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

●	reduce our investments in research and development;

●	limit our marketing efforts; and

●	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

If We Are Unable To Keep Up With The Rapid Technological Changes Of The Internet Industry, Our Business May Suffer.

The Internet industry is experiencing rapid technological changes. For example, with the advances of search engines, Internet users may choose to access information through search engines instead of web portals. With the advent of Web 2.0, the interests and preferences of Internet users may shift to user-generated content, such as blogs. As broadband becomes more accessible, Internet users may demand contents in audio- and video-rich format. With the development of 2.5G (such as GPRS) and soon 3G (such as Universal Mobile Telecommunication Service) in China, mobile users may shift from the current predominant text messaging services to newer applications, such as multimedia messaging services, mobile commerce, music and video downloads and mobile games. Our future success will depend on our ability to anticipate, adapt and support new technologies and industry standards. If we fail to anticipate and adapt to these and other technological changes, our market share and our profitability could suffer.

If We Fail To Successfully Develop And Introduce New Products And Services, Our Competitive Position And Ability To Generate Revenues Could be Harmed.

We are developing new products and services, as set forth in our “Plan of Operation” section herein. The planned timing or introduction of new products and services is subject to risks and uncertainties. Actual timing may differ materially from original plans. Unexpected technical, operational, distribution or other problems could delay or prevent the introduction of one or more of our new products or services. Moreover, we cannot be sure that any of our new products and services will achieve widespread market acceptance or generate incremental revenue. If our efforts to develop, market and sell new products and services to the market are not successful, our financial position, results of operations and cash flows could be materially adversely affected, the price of our Common Stock could decline and you could lose part or all of your investment.

Concerns About The Security Of Electronic Commerce Transactions And Confidentiality Of Information On The Internet May Reduce Use Of Our Network And Impede Growth.

A significant barrier to electronic commerce and communications over the Internet in general has been a public concern over security and privacy, especially the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination sites and impede our growth.

We May Not Be Able To Adequately Protect Our Intellectual Property, Which Could Cause Us To Be Less Competitive.

We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our products is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

We May Be Exposed To Infringement Claims By Third Parties, Which, If Successful, Could Cause Us To Pay Significant Damage Awards.

Third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

The Law Of The Internet Remains Largely Unsettled, Which Subjects Our Business To Legal Uncertainties That Could Harm Our Business.

Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business.

Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, new tax regulations may subject us or our customers to additional sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could significantly disrupt our operations.

We Are Relying On Advertising Sales As A Part Of Our Revenue, But The Online Advertising Market Is Subject To Many Uncertainties, Which Could Cause Our Advertising Revenues To Decline.

Our advertising revenue growth is dependent on increased revenue from the sale of advertising space on our network. The growth of online advertising in China is subject to many uncertainties and many of our current and potential advertisers have limited experience with the Internet as an advertising medium, have not traditionally devoted a significant portion of their advertising expenditures or other available funds to web-based advertising, and may not find the Internet to be effective for promoting their products and services relative to traditional print and broadcast media. Our ability to generate and maintain significant advertising revenue will depend on a number of factors, many of which are beyond our control, including but not limited to:

●	the development and retention of a large base of users possessing demographic characteristics attractive to advertisers;

●	the maintenance and enhancement of our brands in a cost effective manner;

●	increased competition and potential downward pressure on online advertising prices and limitations on web page space;

●	the change in government policy that would curtail or restrict our online advertising services;

●	the acceptance of online advertising as an effective way for advertisers to market their businesses;

●	the development of independent and reliable means of verifying levels of online advertising and traffic; and

●	the effectiveness of our advertising delivery, tracking and reporting systems.

If the Internet does not become more widely accepted as a medium for advertising, our ability to generate increased revenue could be negatively affected.

Our growth in advertising revenues, to a certain extent, will also depend on our ability to increase the advertising space on our network. If we fail to increase our advertising space at a sufficient rate, our growth in advertising revenues could be hampered. Further, the increasing usage of Internet advertising blocking software may result in a decrease of our advertising revenues as the advertisers may choose not to advertise on the Internet if Internet advertising blocking software is widely used.

We May Be Subject To Claims Based On The Content We Provide Over Our Network and the Products And Services Sold On Our Network, Which, If Successful, Could Cause Us To Pay Significant Damage Awards.

As a publisher and distributor of content and a provider of services over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute; the selection of listings that are accessible through our services and media properties, or through content and materials that may be posted by users on our website; losses incurred in reliance on any erroneous information published by us; unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service; and product liability, warranty and similar claims to be asserted against us by end users who purchase goods and services through www.soobao.cn and any future e-commerce services we may offer.

We may incur significant costs in investigating and defending any potential claims, even if they do not result in liability. Although we carry general liability insurance, our insurance may not cover potential claims of this type and may not be adequate to indemnify us against all potential liabilities.

Our Operations Could Be Disrupted By Unexpected Network Interruptions Caused By System Failures, Natural Disasters Or Unauthorized Tampering With Our Systems.

The continual accessibility of our website and the performance and reliability of our network infrastructure are critical to our reputation and our ability to attract and retain users, advertisers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services or increases the response time of our services could reduce our appeal to advertisers and consumers. Factors that could significantly disrupt our operations include: system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failures and similar events; software errors; computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

We have limited backup systems and redundancy. In the past, we experienced an unauthorized tampering of the mail server of our China website which briefly disrupted our operations. Future disruptions or any of the foregoing factors could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. We do not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

We May Be Classified As A Passive Foreign Investment Company, Which Could Result In Adverse U.S. Tax Consequences To U.S. Investors.

Based upon the nature of our income and assets, we may be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to you. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to more burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis, and those determinations depend on the composition of our income and assets, including goodwill, from time to time. We intend to operate our business so as to minimize the risk of PFIC treatment, however you should be aware that certain factors that could affect our classification as PFIC are out of our control. For example, the calculation of assets for purposes of the PFIC rules depends in large part upon the amount of our goodwill, which in turn is based, in part, on the then market value of our shares, which is subject to change. Similarly, the composition of our income and assets is affected by the extent to which we spend the cash we have raised on acquisitions and capital expenditures. In addition, the relevant authorities in this area are not clear and so we operate with less than clear guidance in our effort to minimize the risk of PFIC treatment. Therefore, we cannot be sure whether we are not and will not be a PFIC for the current or any future taxable year. In the event we are determined to be a PFIC, our stock may become less attractive to U.S. investors, thus negatively impacting the price of our stock.

RISKS RELATING TO OUR COMMON STOCK

Our Common Stock Price Is Volatile And Could Decline In The Future.

The stock market, in general, and the market price for shares of internet service and media companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the internet service and media industry have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our Common Stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our Common Stock:

●	announcements of technological innovations or new products by us or our competitors;

●	developments concerning our proprietary rights or our competitors’ rights (including litigation);

●	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

●	our financial position and results of operations;

●	litigation;

●	period-to-period fluctuations in our operating results;

●	changes in estimates of our performance by any securities analysts;

●	new regulatory requirements and changes in the existing regulatory environment;

●	the issuance of new equity securities in a future offering;

●	changes in interest rates;

●	market conditions of securities traded on the OTC Bulletin Board;

●	investor perceptions of us and the insurance industry generally; and

●	general economic and other national conditions.

The Trading Market In DEXT’s Common Stock Is Limited And May Cause Volatility In The Market Price.

DEXT’s Common Stock is currently traded on a limited basis on the Over-The-Counter Bulletin Board under the symbol “DEXT”. The Over-The-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the Over-The-Counter Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the Over-The-Counter Bulletin Board may be difficult to obtain.

The quotation of our Common Stock on the Over-The-Counter Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our Common Stock is subject to volatility and holders of Common Stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for our Common Stock may be limited; and

●	a lack of visibility for our Common Stock may have a depressive effect on the market for our Common Stock.

We May Have Difficulty Raising Necessary Capital To Fund Operations As A Result Of Market Price Volatility For Our Shares Of Common Stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Common Stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Our Common Stock Is Considered A “Penny Stock” And As A Result, Related Broker-Dealer Requirements Affect Its Trading And Liquidity.

Our Common Stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our Common Stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our Common Stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six (6) months holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a one (1) year holding period. Any substantial sale of common stock pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock.

One Stockholder Exercises Significant Control Over Matters Requiring Stockholder Approval.

After giving effect to the issuance of all the shares of Common Stock, the Stockholder (Newise Century Inc.) has voting power equal to 73.94% of our voting securities as of the date of this Report and shall have voting power equal to 66% after the issuance of the remaining 4,293,750 Section 1145 Shares, which the Company believes will be issued shortly after the date of this Report. As a result, the Stockholder (Newise Century), through such stock ownership, exercises control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in the Stockholder (Newise Century Inc.) may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than the Stockholder (Newise Century Inc.).

We May Incur Significant Costs To Ensure Compliance With U.S. Corporate Governance And Accounting Requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We May Be Required To Raise Additional Financing By Issuing New Securities With Terms Or Rights Superior To Those Of Our Shares Of Common Stock, Which Could Adversely Affect The Market Price Of Our Shares Of Common Stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of Common Stock, which could adversely affect the market price and the voting power of shares of our Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of Common Stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

Standards For Compliance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Are Uncertain, And If We Fail To Comply In A Timely Manner, Our Business Could Be Harmed And Our Stock Price Could Decline.

Rules adopted by the SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We Do Not Foresee Paying Cash Dividends In The Foreseeable Future.

We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words “believes” “anticipates”, “may”, “will”, “should”, “expect”, “intend”, “estimate”, “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be place on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this Report.

Business of the Company

We are an Internet service and media company focusing on the PRC insurance industry. With localized websites targeting Greater China, the Company primarily provides, through Zhiyuan, a network portal through its industry website, www.soobao.cn (hereinafter also referred to as “Soobao”), to insurance companies, agents and consumers for advertising, online inquiry, news circulation, online transactions, statistic analysis and software development. The Company is also a licensed online motor vehicle, property and life insurance agent generating revenues through sales commissions from customers in the PRC.

Zhiyuan was originally founded with goal of raising the national insurance consciousness and reducing the cost on national security in China by constructing and maintaining its network portal (www.soobao.cn) in order to integrate and optimize business flow during the course of insurance sales and related client services. From incorporation through the end of June 30, 2007, Zhiyuan was primarily engaged in institutional preparation and prior-period business development. Thereafter, through trial implementation of www.soobao.cn, Zhiyuan’s products and services received favorable reviews and recognition in the Chinese insurance industry. Zhiyuan strengthened its technical research and development and expanded its product line after collecting suggestions from clients. In April 2007, www.soobao.cn was formally put into use. From October 8, 2006 (inception) through June 30, 2007, Zhiyuan’s fiscal year end, Zhiyuan realized a business income of RMB 17.2 million (US$2.2 million) and net profits of RMB 13.8 million (US$1.8 million).

Today, the Company offers online insurance products and services in China including (a) a network portal for the Chinese insurance industry (www.soobao.cn), offering industry players a forum for advertising products and services, (b) website construction and software development services for marketing teams in the insurance industry, (c) insurance agency services (whereby the Company generates sales commissions on motor vehicle insurance, property insurance and life insurance) and (d) accompanying client support services.

On September 28, 2007, ZBDT signed the following agreements with Zhiyuan and its stockholders:

●
Exclusive Technology Consultation Service Agreement, by and between Zhiyuan and ZBDT, through which ZBDT will provide, exclusively for both parties, technology consultation services to the Company and receive payments periodically; and

●
Exclusive Equity Interest Purchase Agreements, by and between each of Zhiyuan’s stockholders and ZBDT, through which ZBDT is entitled to exclusively purchase all of the outstanding shares of capital stock of Zhiyuan from its current stockholders upon certain terms and conditions, especially upon it is allowable under the PRC laws and regulations; and

●
Equity Interest Pledge Agreements, by and between each of Zhiyuan’s stockholders and ZBDT, through which the current stockholders of Zhiyuan have pledged all their respective shares in Zhiyuan to ZBDT. These Equity Interest Pledge Agreements guarantee the cash-flow payments under the Exclusive Technology Consultation Service Agreement; and

●	Powers of Attorney, executed by each of the Zhiyuan’s stockholders, through which ZBDT is entitled to perform the equity right of Zhiyuan’s stockholders.

In accordance with FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51, a Variable Interest Entity (a “VIE”) is to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. After executing the above agreements, Zhiyuan is now considered a VIE and ZBDT its primary beneficiary.

The unaudited condensed financial statements of the Company as of September 30, 2007 and for the three (3) months ended September 30, 2007 have been prepared in accordance with generally accepted accounting principles of interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflect all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for the full year. The condensed balance sheet information as of September 30, 2007 was derived from the audited financial statements included in this Report.

Plan of Operation

Publicity and Promotion of Soobao

Since its inception, Zhiyuan has been making business preparations and development mainly in the Beijing area, with a sales mode focusing on experiencing marketing. The Company plans to popularize www.soobao.cn and its insurance sales commission businesses in first and second-level cities across China from late half year of 2008 to the year 2010. The Company plans to attempt to develop www.soobao.cn so that it is the largest network portal in China’s insurance industry and the first choice of network media for insurance companies to advertise and to promote their products and services. We are also planning to organize an insurance agency marketing program.

With respect to network promotion, we plan to set “hot-spot” key words for price competition of the relevant industries in popular search engines and release advertisements in the relevant columns of large portal websites. With respect to traditional media, we plan to launch an integrated vertical promotion by means of LCD televisions installed in office buildings, elevator advertisements, public buses, radio stations and airplane media so as to popularize the www.soobao.cn brand.

Technical Development Plan

Our technical development plan consists of (a) developing applications of new technologies aimed at the network portal to meet the clients’ demand in online transactions, member score accumulation and other new functions, (b) Building a two-way bridge for insurance providers and customers based on development and application of insurance portal website (www.soobao.cn) while taking advantage of the Internet platform to connect traditional sales and marketing with e-commerce, (c) technical development aimed at comprehensive solutions in the Internet application field for insurance companies and insurance agencies, (d) the introduction of and continued R&D of a comprehensive life insurance real-time quotation system whereby all life insurance products may be thoroughly compared under certain scientific and quantifiable factors and (e) the introduction and continued R&D of an insurance statistical and data analysis system that can analyze a present and prospective customer’s “hot-points” of insurance through analyzing a large number of effective clicks.

Products and Services Plan

The Company will focus on its products and services in following areas:

●
With respect to the Company’s motor vehicle insurance sales business, the Company plans to provide motor vehicle-owners more value-added services following the purchase of motor vehicle insurance and the Company plans to improve its membership club programs in the area of motor vehicle insurance;

●
The Company plans to gradually grow its property insurance and life insurance business as insurance agent by utilizing third-party insurance brokers and by choosing cost-effective products. With online product optimization and the ability to compare products online in real-time, the Company will be able to choose more suitable insurance, enhance customer insurance purchasing efficiency and reduce costs.

●	Capitalize on our brand name and current influence in the Chinese insurance industry through www.soobao.cn in order to drive consumer sales.

Nationwide Marketing Network Construction Plan

To carry out insurance sales more effectively and to supplement the function and effect of www.soobao.cn, Zhiyuan is in the process of constructing a comprehensive chain insurance supermarket entity whereby the Company intends to establish branch sales agency locations in key cities throughout China in the form of purchase or franchisee, and strive to establish a nationwide insurance marketing network system. Zhiyuan plans to set up subsidiaries and branches in every province and major city across China, provide prospective clients with a series of services such as one-to-one advisory on different products offered by different insurance companies, examination of life insurance, insurance site-sales, compensation and appreciation and claims settlement. As there will be many specialized clients in the transaction market, the Company plans to organize professional lectures on insurance, create an industry salon and release new products and services. It is our goal through such entity to (a) educate consumers with respect to insurance and insurance products, (b) provide objective and impartial information of each company’s product, (c) offer personalized insurance programs to consumers, (d) offer after-sale one-stop compensation services including improved efficiency with claims settlements and (e) offer exposure to www.soobao.cn and enjoy the network value-added services which are not offered through more traditional insurance consumption.

Purchase of Equipment

In light of the expanding insurance industry and in order to make web-browsing timely, smooth and secure, it will be necessary for the Company to continually upgrade the existing network portal hardware environment and to strengthen its network security inputs, while at the same time increase advertisement promotion related to network portal brand building. Therefore, we expect to purchase an estimated RMB 10 million (US$1.3 million) on equipment over the next twelve (12) months.

Employees

With the anticipated business growth and nationwide business development as discussed above, the Company plans to employ up to three hundred (300) employees in the following two (2) to three (3) years through external introduction and internal training.

Cash Requirements

As of the date of this Report, all of our capital is equity capital and we have not made any debt financing with any bank or other financial institutions. We believe our capital is sufficient to satisfy our cash requirements. As our business develops, the Company may consider raising additional funds if conditions are suitable.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of financial instruments classified as current assets and current liabilities, such as accounts receivables, other receivable, prepayment, accrued expenses, and other payable, approximate fair value due to the short-term maturity of the instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. At June 30, 2007, the Company has no allowance for doubtful accounts.

Equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years for computers and equipment. Depreciation expense for the period ended June 30, 2007 was $3,301.

Revenue Recognition

Advertising revenues are derived mainly from online advertising arrangements, which allow advertisers to place advertisements on particular areas of the Company’s web sites, in particular formats and over particular periods of time. Advertising revenues from online advertising arrangements are recognized ratably over the displayed period of the contract when the collectibility is reasonably assured. In accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, advertising arrangements involving multiple deliverables are broken down into single-element arrangements based on their relative fair value for revenue recognition purposes, when possible. The Company recognizes revenue on the elements delivered and defers the recognition of revenue for the fair value of the undelivered elements until the remaining obligations have been satisfied. In accordance with EITF No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” cash consideration given to customers or resellers, for which the Company does not receive a separately identifiable benefit or cannot reasonably estimate fair value, are accounted for as a reduction of revenue rather than as an expense.

Software development revenue is recognized in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions”.

When the outcome of a contract for software development can be estimated reliably, contract revenue and costs are charged to the income statement by reference to the stage of completion of the contract activity at the balance sheet date, as measured by the proportion that costs incurred to date bear to estimated total costs for each contract.

When the outcome of a contract cannot be estimated reliably, contract costs are recognized as an expense in the period in which they are incurred. Contract revenue is recognized to the extent of contract costs incurred that it is probable will be recoverable.

Where it is probable that the total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately.

Insurance revenues represent commissions earned from performing agency-related services. Insurance commission are recognized at the later of the customer is initially billed or the insurance policy effective date.

Cost of Sales

Costs of advertising revenue consist mainly of costs associated with the production of web sites, which includes fees paid to third parties for internet connection, personnel related costs, and equipment depreciation associated with the web site production. Costs of advertising revenue also include business taxes and other surcharges on advertising sales in China, which are approximately 5.6% of the advertising revenues in China.

Costs of software development consist primarily personnel related expenses and equipment depreciation associated with the software development projects.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income should be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Deferred Revenue

Deferred revenue primarily comprises contractual billings in excess of recognized revenue and payments received in advance of revenue recognition.

Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (“RMB”). The financial statement is translated into United States dollars from RMB at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	June 30, 2007	September 30, 2007
Period end RMB: US$ exchange rate	7.6155	7.5108
Period average RMB: US$ exchange rate	7.7446	7.5635

Income Tax

Corporation Income Tax

The Company adopted the provisions of FASB Interpretation No.48, “Accounting for Uncertainly in Income Taxes - an Interpretation of FASB Statement No. 109,” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT Law, the corporate income tax rate applicable to the Company starting from January 1, 2008 will be twenty-five percent (25%), replacing the currently applicable tax rate of 33%. The New CIT Law has an impact on the deferred tax assets and liabilities of the Company. As there is still no detailed implementation rulings released, the Company adjusted deferred tax balances as of June 30, 2007 based on their best estimates and will continue to assess the impact of such new law in the future. Effects arising from the enforcement of New CIT Law have been reflected in the accompanying condensed consolidated financial statements.

Pursuant to the PRC Income Tax Laws, the Company is subject to CIT at a preferential rate of fifteen percent (15%) as a high-tech enterprise.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements, (“SFAS No. 157”) which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its results of operations, financial position, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how prior year misstatements, when they are identified, should be considered in the current year financial statements. The SAB requires registrants to quantify misstatements using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 does not change the guidance in SAB 99, “Materiality”, when evaluating the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. Upon initial application, SAB 108 permits a one-time cumulative effect adjustment to beginning retained earnings. No adjustment was required to beginning retained earnings as a result of the adoption of SAB 108.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option of Financial Assets and Financial Liabilities” ("SFAS No. 159"), which permits entities to measure many financial instruments and certain other items of fair value. SFAS No. 159's overall objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 applies to all entities, including not-for-profit organization, and most of its provisions apply only to entities that elect the fair value option, although FAS 159's amendment to FAS 115 applies to all entities with available-for-sale and trading securities. This Statement shall be effective as of the beginning of each reporting entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the first interim period of earlier fiscal years, provided the entity also elects to early adopt SFAS No. 157, Fair Value Measurements. We are currently evaluating the impact adoption of SFAS No. 159 may have on our financial statements.

Results Of Operations

For the Fiscal Year Ended June 30, 2007 Compared To Fiscal Year Ended June 30, 2006

Since ZYTX was established in October 2006, it is not feasible to compare results of operations between the Fiscal Year Ended June 30, 2007 and Fiscal Year Ended June 30, 2006.

For the period from inception to June 30, 2007, Zhiyuan had total revenue of RMB 17.2 million (US$2.2 million), including RMB 11.4 million (US$1.5 million) from software development and RMB 5.8 million (US$0.8 million) from online insurance advertising. Gross profit margins for the software development and online insurance advertising were RMB 11.1 million (US$1.4 million) and RMB 5.5 million (US$ 0.7 million), respectively. Gross profit ratios for the software development and online insurance advertising were 98% and 94%, respectively.

For the Three (3) Month Period Ended September 30, 2007 Compared To The Three (3) Month Period Ended September 30, 2006

Since ZYTX was established in October 2006, it is not feasible to compare results of operations between the Three (3) Month Period Ended September 30, 2007 and the Three (3) Month Period Ended September 30, 2006.

For the three (3) months ended September 30, 2007, the Company had total revenue of RMB 17.7 million (US$2.3 million), including RMB 7.6 million (US$1 million) from software development, RMB 10.1 million (US$1.3 million) from online insurance advertising and RMB 2,000 (US$200) from insurance agency. Gross profit margins for the software development, online insurance advertising and insurance agency were RMB 7.5 million (US$0.98 million), RMB 9.6 million (US$ 1.26 million) and RMB 2,000 (US$200), respectively. Gross profit ratios for the software development, online insurance advertising and insurance agency are 98%, 94% and 100%, respectively.

Liquidity And Capital Resources

As of December 31, 2006, DEXT had no cash or any spending assets. DEXT did not incur any research or development expenditures during the years ended December 31, 2006 or 2005.

As of September 30, 2007, the Company has $2,184,633 in bank deposits with a bank in China, which constitutes about ninety-nine percent (99%) of its total cash and cash equivalent as of such date.

As of the date of this Report, all of our capital is equity capital and we have not made any debt financing with any bank or other financial institutions. We believe our capital is sufficient to satisfy our cash requirements in the next twelve (12) months. As for our business development, the company may consider raising additional funds for the following future business plans if conditions are suitable:

1) To expand our Beijing office and upgrade our network operating environment;

2) To expand our online insurance sales supermarket; and

3) To expand our operations in different cities in the PRC.

Material Commitments

The Company occupies office space leased from third parties. For the three (3) months ended September 30, 2007, the Company recognized $17,433 as rental expense for these spaces. As of September 30, 2007, the Company has outstanding commitments with respect to non-cancelable operating leases as follows:

Amount
Less than one (1) year	$83,965
More than one (1) year but within five (5) years	$965
Total:	$90,828

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of fifty (50) years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our Rise & Grow office in Hong Kong is located at Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong. This office consists of approximately fifty (50) square meters. We pay approximately Thirty Thousand Hong Kong Dollars ($30,000) (US$3,800) per year to lease this office. The term of this lease expires on December 31, 2008.

Our ZBDT office is located at Room 210, #25 Office Building, #15 East An Ning Zhuang Road, Qinghe, Haidian District, Beijing, China. This office consists of thirty-two (32) square meters. We pay approximately RMB 1,700 (US$220) per month to lease this office. The term of this lease expires on July 26, 2008.

Zhiyuan has two (2) offices. The first is located at Room b1009, North Mansion, ShiJingShan District, ShiXing East, Street No. 11, Beijing, China. This office consists of approximately twenty (20) square meters and Zhiyuan pays RMB 10,000 (US$1,330) per quarter to lease this office. The term of this lease expires on October 17, 2008. The second office is located at Room 502, HuaTeng Edifice, Chaoyang JinSong 3 District, No. 302, Beijing, China. This office consists of approximately four hundred eighty (480) square meters and Zhiyuan pays RMB 103,608 (US$13,700) every two (2) months. The term of the lease expires on September 30, 2008.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known by us to be the beneficial owner of five (5%) percent or more of our Common Stock, all directors individually and all directors and officers as a group as of the date of this Report, after giving effect to the Exchange and the change in control which shall become effective following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act in connection with the Exchange. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount of Direct Ownership After Exchange	Amount of Indirect Ownership After Exchange	Total Beneficial Ownership After Exchange	Percentage of Class(2)
Zhenyu Wang, Chairman of the Board	0	16,008,960 (3)	16,008,960 (3)	44.84%
Junjun Xu, Chief Executive Officer and Director	0	5,280,000 (4)	5,280,000 (4)	14.79%
Mingfei Yang, Chief Financial Officer	0	0	0	0%
Yuefeng Wang, Director	0	0	0	0%
Yi nan Zhang, Director	0	0	0	0%
Xueyuan Han, Director	0	792,000 (5)	792,000 (5)	2.22%
Edith Kam Ying Ho, Director	0	0	0	0%
Chunsheng Zhou, Director	0	0	0	0%
ALL DIRECTORS AND OFFICERS AS A GROUP (8 PERSONS):	0	22,080,960	22,080,960	61.84%
Newise Century Inc. OMC Chamber, P.O, Box3152 Road Town, Tortola British Virgin Islands	26,400,000	0	26,400,000	73.94%
Rosetta Granite, Inc. c/o Heskett & Heskett, LLP 501 S. Johnstone Avenue, Suite 501 Bartlesville, OK 74003	7,545,873	0	7,545,873	21.13%
Yanling Chen Room 704, Zhenxing District Yijing Street, 33# No.2, Dandong City, Liaoning Province, China	0	2,999,040(6)	2,999,040(6)	8.40%
(1)   Unless otherwise noted, each beneficial owner has the same address as DEXT.
(2)   Applicable percentage of ownership is based on 35,706,250 shares of our Common Stock outstanding as of the date of this Report, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of the date of this Report for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.
(3)    Zhenyu Wang, DEXT’s Chairman of the Board, owns 60.64% of Newise Century Inc., which owns 26,400,000 shares of DEXT’s Common Stock. Therefore, Zhenyu Wang may be considered to beneficially own 16,008,960 shares.
(4)   Junjun Xu, DEXT’s Chief Executive Officer and a Director of DEXT, owns twenty percent (20%) of Newise Century Inc., which owns 26,400,000 shares of DEXT’s Common Stock. Therefore, Junjun Xu may be considered to beneficially own 5,280,000 shares.
(5)   Xueyuan Han, a Director of DEXT, owns three percent (3%) of Newise Century Inc., which owns 26,400,000 shares of DEXT’s Common Stock. Therefore, Xueyuan Han may be considered to beneficially own 792,000 shares.
(6)   Yanling Chen owns 11.36% of Newise Century Inc., which owns 26,400,000 shares of DEXT’s Common Stock. Therefore, Yanling Chen may be considered to beneficially own 2,999,040 shares.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names of DEXT’s directors and officers, their ages, all positions and offices that they hold with DEXT, the period during which they have served as such, and their business experience during at least the last five (5) years.

Name	Age	Position(s)
Zhenyu Wang	36	Chairman of the Board
Junjun Xu	29	Chief Executive Officer and Director
Mingfei Yang	25	Chief Financial Officer
Yuefeng Wang	38	Director
Yinan Zhang	28	Director
Xueyuan Han	33	Director
Edith Kam Ying Ho	53	Director
Chunsheng Zhou	41	Director

Family Relationships

There are no family relationships between or among the members of the Board of Directors or other executives. None of our directors and officers are directors or executive officers of any company that files reports with the SEC.

Biographies

With the exception of Junjun Xu, who was appointed to serve as a director of DEXT on the Closing Date of the Exchange, each of the officers and directors set forth below shall be appointed to serve DEXT in their respective capacities following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act in connection with the Exchange.

Zhenyu Wang. Mr. Wang shall serve as Chairman of the Board of DEXT and has served as Executive Director and Chairman of Zhiyuan since July 2007. Prior to that, Mr. Wang served as Chairman of Kaixin Jiye Investment Management Co., Ltd. from November 1994 through July 2001. Mr. Wang also currently serves as Chairman of Huayuan Runtong (Beijing) Science and Technology Co., Ltd. (since March 2004), General Manager of Huayuan Kaituo (Beijing) Science and Technology Co., Ltd. (since November 2004), Chairman of Beijing Putaika Guarding Technology Co., Ltd. (since April 2004) and Beijing Jinzheng Wantong Network Technology Development Co., Ltd. (since July 2001). Mr. Wang earned a master’s degree (EMBA) from Peking University.

Junjun Xu. Ms. Xu shall serve as Chief Executive Officer of DEXT and has served as a Director of DEXT since December 18, 2007. Ms. Xu has also served as General Manager of Zhiyuan since October 2006. Prior to that, Ms. Xu served as Manager of Shiji Xinxun Science and Technology (Beijing) Co., Ltd. since December 2003. Prior to that, she was Senior Director of China Life Insurance Inc. since November 2002 and a Partner with Yi Hu Technology (Beijing) Network Co., Ltd. from August 2000 through November 2002. Prior to that, Ms. Xu founded Beijing No. 9 Building Science and Technology Development Co., Ltd. in April 2000. Ms. Xu received her Bachelors Degree in Economics and Trade at Beijing Business College.

Mingfei Yang: Mr. Yang shall serve as Chief Financial Officer of DEXT and has served as Financial Department Manager of Zhiyuan since May 2007. Prior to that, Mr. Yang worked as an accountant for Hua Yuan Run Tong (Beijing) Technology Co., Ltd. from June 2005 through May 2007, for Mongolia Guo Li Industries Co., Ltd. from April 2003 through June 2005 and for Mongolia Xiao Fei Yang Food Chain Co., Ltd. from September 2002 through March 2003. Mr. Yang earned his Academic Degree in Finance and Tax at Inner Mongolia Financial Institute.

Yuefeng Wang: Mr. Wang shall serve as a Director of DEXT and he has served as Chairman of Hua Yuan Run Tong (Beijing) Technology Co., Ltd. since February 2007. From March 2005 through January 2007 Mr. Wang served as Chairman, Assistant and HR Director of Hua Yuan Run Tong (Beijing) Technology Co., Ltd. Prior to that, Mr. Wang served as the HR Supervisor of Beijing Panasonic & Putian Communications Equipment Co., Ltd. from August 2004 through February 2005. Prior to that, Mr. Wang served as President, Assistant and Manager of the HR Department at BaoDing Chang An Car Manufacturing Co., Ltd. from July 1997 through August 2002. Mr. Wang earned his MBA at Tsinghua University.

Yinan Zhang: Ms. Zhang shall serve as a Director of DEXT and currently serves as president of Nautilus Creative Co., Ltd since June 2007. Prior to that, Ms. Zhang served as Editor of Travel & Leisure Magazine, Chinese Edition from October, 2006 through June,2007, Prior to that, Ms. Zhang served as Editor of ShangHai Weekly from October,2002 through September,2003. Ms. Zhang earned her master degree in Arts et Sciences de l’enregistrement at Université de Marne-la-Vallée, France.

Xueyuan Han: Mr. Han shall serve as a Director of DEXT and currently serves as a Consultant to Han Fu Capital (International) Investment Consulting Co., Ltd. since January 1, 2003. Prior to that, Mr. Han served as General Manger of Zhong Bao Xin He Security Co., Ltd. from June 2001 through May 2003 and as General Manger of Beijing Zhong Yu Zheng Asset Evaluation Company from December 1998 through June 2001. Mr. Han earned a Masters Degree in Executive Master of Business Administration at Peking University.

Edith Kam Ying Ho: Ms. Ho shall serve as a Director of DEXT and has served (and continues to serve) as a Director and a Tax and Financial Consultant for Taxplan Services Pte. Ltd. Singapore since 1989 and as a Director and a Tax and Financial Consultant for Taxplan Limited, Hong Kong since 1997. Prior to that, Ms. Ho served as Chief Financial Officer of Asia Payment Systems, Inc. from February 2005 through June 2006 and as a Consultant and Finance Director from 2003 through 2005. Ms. Ho earned her MBA in Accounting and Finance at the University of Hawaii.

Chunsheng Zhou: Professor Zhou shall serve as a Director of DEXT and is currently a Professor of Finance at the Guanghua School of Management of Peking University where he has taught since 2002. Prior to that, Professor Zhou was a Planning Commission Member for the China Securities Regulatory Commission and Director of the Financial Department at the Guanghua School of Management from April 2001 through 2002. Prior to that, he was a Professor at The University of California and The University of Hong Kong School of Business from 1997 through March 2001. Professor Zhou earned a Doctorate Degree in Financial Economics at Princeton University.

Legal Proceedings

None of the members of the Board of Directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by certain of our former executive officers prior to the Exchange in all capacities during the last two (2) completed fiscal years (ended December 31, 2006 and 2005) and the 2007 interim period through the Closing Date of the Exchange (December 18, 2007) and compensation information for our current and proposed officers which shall be appointed to serve officers following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act. The following information includes the U.S. dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name And Principal Function (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Randall K. Boatright, Former Chief Executive Officer and Former Chief Financial Officer (1)	2007 2006 2005	-0- 129,000 189,493	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- 129,000 189,493
James Ditanna, Current President, Chief Executive Officer and Chief Financial Officer (2)	2007 2006 2005	5,000 (2) -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0	-0- -0- -0-	5,000 (2) -0- -0-
Junjun Xu, Proposed Chief Executive Officer (3)	2007 2006 2005	3,000/mo. -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	3,000/mo. -0- -0-
Mingfei Yang, Proposed Chief Financial Officer (4)	2007 2006 2005	3,000/mo. -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	3,000/mo. -0- -0-
(1)  Mr. Boatright resigned as Chief Executive Officer and Chief Financial Officer of DEXT on November 5, 2007.

(2)  Mr. Ditanna has served as President, Chief Executive Officer and Chief Financial Officer of DEXT since November 5, 2007 and shall resign from these positions following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act in connection with the Exchange. Mr. Ditanna is compensated at a rate equal to US$5,000 per year.

(3)  Junjun Xu shall serve as Chief Executive Officer following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act in connection with the Exchange.

(4)  Mingfei Yang shall serve as Chief Financial Officer following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act in connection with the Exchange.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the grant of stock options made as of December 31, 2006 to the persons named in the Summary Compensation Table:

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Exercise Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)
Randall K. Boatright, Former Chief Executive Officer & Former Chief Financial Officer	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
James Ditanna, Current President, Chief Executive Officer and Chief Financial Officer	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Junjun Xu, Proposed Chief Executive Officer	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-
Yangfei Yang, Proposed Chief Financial Officer	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

Compensation of Directors

Randall K. Boatright was the sole director of DEXT from 2005 through November 5, 2007, and Mr. Boatright earned zero dollars ($0) per year for his services as a director of DEXT. From November 5, 2007 through the date of this Report, James Ditanna has served as a director of DEXT and is not entitled compensation for his services as a director of DEXT. From the Closing Date of the Exchange, Junjun Xu has served as a director of DEXT. Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act, the Company will appoint six (6) new directors as set forth in Item 5.02 herein below and Mr. Ditanna shall resign as a director of DEXT. It is anticipated that each director will receive Three Thousand U.S. Dollars (US$3,000) per month for their services as directors of DEXT, except that Zhenyu Wang shall receive Five Thousand U.S. Dollars (US$5,000) per month for his service as Chairman of the Board and Junjun Xu will receive $1,000 per month.

All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board’s and/or committee meetings. The Company may establish other compensation plans (e.g. options, cash for attending meetings, etc.) in the future.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)/mo. (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earning ($) (f)	All Other Compensation ($) (g)	Total ($)/mo. (h)

Randall K. Boatright, Former Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
James Ditanna, Current Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Junjun Xu, Current Director	1,000	-0-	-0-	-0-	-0-	-0-	1,000
Zhenyu Wang, Proposed Director	5,000	-0-	-0-	-0-	-0-	-0-	5,000
Yuefeng Wang, Proposed Director	3,000	-0-	-0-	-0-	-0-	-0-	3,000
Yinan Zhang, Proposed Director	3,000	-0-	-0-	-0-	-0-	-0-	3,000
Xueyuan Han, Proposed Director	3,000	-0-	-0-	-0-	-0-	-0-	3,000
Edith Kam Ying Ho, Proposed Director	3,000	-0-	-0-	-0-	-0-	-0-	3,000
Chunsheng Zhou, Proposed Director	3,000	-0-	-0-	-0-	-0-	-0-	3,000

Employment Agreements

There are currently no employment agreements by and between DEXT and its employees.

Zhiyuan has two (2) employment agreements with each employee, a Labor Contract and a Confidentiality Agreement. The Labor Contract mainly includes working content, working time, payment and other terms. The Confidentiality Agreement mainly includes confidentiality content, responsibilities, validity and other terms.

Benefit Plans

DEXT does not have any benefit plans.

Zhiyuan participates in the Chinese government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees of Zhiyuan. Chinese labor regulations require Zhiyuan to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations, and Zhiyuan has no further commitments beyond its monthly contribution. During the period ended June 30, 2007, the Company accrued and contributed a total of $11,905 to these funds.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Given that the Company’s sales are throughout China, at any time an employee travels on behalf of the Company, the Company provides such employee with a cash advance to cover his/her anticipated travel costs and expenses.

As of September 30, 2007, the Company had an outstanding amount of $645,737 due from Jin Zheng Wan Tong Network (“JZWT”), which has a common director and legal representative with Zhiyuan. As of the date of this Report, the Company has fully paid off this obligation.

The following directors are independent: Yinan Zhang, Yuefeng Wang, Chunsheng Zhou and Edith Kam Ying Ho and Xueyuan Han. The following directors are not independent: Zhenyu Wang and Junjun Xu.

DESCRIPTION OF SECURITIES

DEXT’s authorized capital stock currently consists of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, of which there are 35,706,250 shares of Common Stock issued and outstanding, with an additional 4,293,750 Section 1145 Shares to be issued to the holder(s) of the DIP Loan pursuant to the Bankruptcy Court Order. There are no shares of preferred stock authorized, issued or outstanding. The following statements relating to the capital stock set forth the material terms of these securities; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, our Certificate of Incorporation (as amended) and Bylaws, copies of which are attached to this Report.

Common Stock

Holders of shares of Common Stock are entitled to one (1) vote for each share on all matters to be voted on by DEXT’s stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to our Common Stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. Prior to the closing of the Exchange, DEXT effectuated a 500-1 reverse stock split for the issued and outstanding shares of its Common Stock in connection with its Reorganization. The effective date for this stock dividend was July 27, 2006 and an amendment to the Company’s Certificate of Incorporation was filed on August 8, 2006.

The payment of dividends, if any, will be within the discretion of DEXT’s Board. DEXT presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our Common Stock.

Transfer Agent

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, telephone (303) 282-4800, facsimile (303) 282-5800 currently acts as our transfer agent and registrar.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

The Registrant’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “DEXT”. The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of our Common Stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Closing Bid Prices	High	Low

Year Ended December 31, 2007
1st Quarter:	$0.1400	$0.0005
2nd Quarter (pre 1-for-500 reverse split- April 2 through April 24):	$0.0900	$0.0215
2nd Quarter (post 1-for-500 reverse split- April 25 through June 29):	$2.3000	$1.7000
3rd Quarter:	$1.7000	$1.7000

Year Ended December 31, 2006
1st Quarter:	$0.001	$0.001
2nd Quarter:	$0.001	$0.001
3rd Quarter:	$0.001	$0.001
4th Quarter:	$0.001	$0.001

When the trading price of DEXT’s Common Stock is below $5.00 per share, the Common Stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Exchange Act. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

Holders of Common Equity

As of the date of this Report, DEXT has issued an aggregate of 35,706,250 shares of its Common Stock issued and outstanding to 269stockholders of record.

Dividend Policy

DEXT does not intend to pay any cash dividends on its Common Stock in the foreseeable future. All cash resources are expected to be invested in developing DEXT’s business plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of September 30, 2007 with respect to compensation plans (including individual compensation arrangements) under which DEXT’s equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
N/A	-0-	-0-	-0-
Total	-0-	-0-	-0-

Options and Warrants

As of the date of this Report, DEXT has no outstanding options or warrants.

LEGAL PROCEEDINGS

In the normal course of business, we are named as defendant in lawsuits in which claims are asserted against us. In our opinion, the liabilities, if any, which may ultimately result from such lawsuits, are not expected to have a material adverse effect on our financial position, results of operations or cash flows. As of the date hereof, there is no outstanding litigation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation (as amended) provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal shall apply to or have any affect on the liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the act and is therefore unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

ADDITIONAL INFORMATION

We are obligated to file reports with the SEC pursuant to the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Reorganization, the Company effectuated a 500-1 reverse split of its Common Stock effective July 27, 2006 effectively reducing the number of issued and outstanding shares of Common Stock to less than 25,000 shares (the “Rolled-Back Shares”). The Company filed an amendment to its Certificate of Incorporation to reflect these changes on August 8th, 2006.

On March 2, 2006, the Bankruptcy Court directed the issuance of 25,000,000 restricted common shares to Rosetta Granite, Inc., in exchange for the sum of $125,000 which was ultimately paid to creditors of the bankruptcy estate. The 25,000,000 restricted shares issued by the Company were not registered in reliance upon the Bankruptcy Court Order under Section 4(2) of the Act, in that they were not made available for sale to the public and are registered against resale until they are registered under the Act or sold under an exemption from registration. On September 8, 2006, and in a subsequent Resolution dated December 13, 2007, the Company did issue, pursuant to the Bankruptcy Court Order, 29,800 common shares to creditors of the Bankruptcy estate and 1,756,250 common shares to the holder(s) of a DIP Loan authorized under the Bankruptcy Court Order. These common shares were issued upon reliance of the Bankruptcy Court Order pursuant to Section 1145 of the U.S. Bankruptcy Code, all as provided for and set forth in the Bankruptcy Court Order. The warrants called for under the DIP Loan were never issued and subsequently relinquished by the holder(s) of the DIP Loan pursuant to written agreement with the Company. Four Million Two Hundred Forty-Three Thousand Seven Hundred Fifty (4,243,750) common shares remain to be issued to the holder(s) of the DIP Loan pursuant to the Bankruptcy Court Order.

On December 18, 2007, pursuant to the terms of the Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Rise & Grow in exchange for the issuance by DEXT of 26,400,000 newly-issued shares of Common Stock to the Stockholder (Newise Century Inc.).

Item 5.01 Change in Control of Registrant

On the Closing Date of the Exchange Agreement with the Stockholder of Rise & Grow, DEXT acquired all of the issued and outstanding capital stock of Rise & Grow from the Stockholder in exchange for 26,400,000 newly-issued shares of DEXT’s Common Stock. As a result of the Exchange, the Stockholder controls 73.94% of the voting stock of DEXT and shall control 66% of the voting stock of DEXT after the issuance of the remaining 4,293,750 Section 1145 Shares.

On December 18, 2007, DEXT filed with the SEC an Information Statement complying with Rule 14F-1 under the Exchange Act that describes a change in a majority of DEXT’s Board that is occurring in connection with the change of control of DEXT that is described in this Report. Upon the execution of the Exchange Agreement, Junjun Xu was appointed to the Board of Directors of DEXT. Not earlier than ten (10) days following the mailing of such Information Statement to the stockholders of DEXT, the remaining six (6) directors of Rise & Grow shall be appointed to the Board (as detailed in Item 5.02 herein below).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 18, 2007 (the Closing Date of the Exchange), Junjun Xu was appointed to the Board of Directors of DEXT. Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with Form 14F-1 under the Exchange Act, (a) James Ditanna shall resign as President, Chief Executive Officer and Chief Financial Officer of DEXT, (b) Zhenyu Wang, Yuefeng Wang, Yinan Zhang, Xueyuan Han, Edith Kam Ying Ho and Chunsheng Zhou shall be appointed to serve as directors of DEXT (along with Junjun Xu, who at such time was already a member of the Board of Directors of DEXT), (d) Junjun Xu shall be appointed to serve as the Chief Executive Officer of DEXT and (e) Mingfei Yang shall be appointed to serve as Chief Financial Officer of DEXT, (f) Zhenyu Wang shall be Chairman of the Board of DEXT. For further information on these individuals, please see the Section entitled “Directors, Executive Officers, Promoters and Control Persons” herein above.

Item 5.06 Change in Shell Company’s Status

Prior to the Closing Date, DEXT was a shell company, other than a business combination related shell company, as that term is defined in Rule 12b-2 under the Exchange Act.

Upon completion of the Exchange, DEXT will cease to be a shell company. From and after the Closing Date, the operations of Rise & Grow shall be the only operations of DEXT.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Rise & Grow attached as Exhibits 99.1 and 99.2 hereto.

(b) Pro Forma Financial Information attached as Exhibit 99.3 hereto.

(c) Not Applicable.

(d) Exhibit No Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Certificate of Incorporation (as amended) of Dexterity Surgical, Inc.	Provided herewith
3.2	Bylaws of Dexterity Surgical, Inc.	Provided herewith
3.3	Certificate of Incorporation of Rise and Grow Limited	Provided herewith
3.4	Certificate of Incorporation of ZBDT (Beijing) Technology Co., Ltd.	Provided herewith
3.5	Company Charter of ZBDT (Beijing) Technology Co., Ltd.	Provided herewith
10.1	Share Exchange Agreement, dated December 17, 2007, by and among Dexterity Surgical, Inc., Rise and Grow Limited and Newise Century Inc.	Provided herewith
10.2	Exclusive Technology Consultation Service Agreement, dated September 28, 2007, by and between ZBDT and Zhiyuan	Provided herewith
10.3	Exclusive Interest Purchase Agreement, dated September 28, 2007, by and between ZBDT and Zhenyu Wang	Provided herewith
10.4	Exclusive Interest Purchase Agreement, dated September 28, 2007, by and between ZBDT and Junjun Xu	Provided herewith
10.5	Equity Interest Pledge Agreement, dated September 28, 2007, by and between ZBDT and Zhenyu Wang	Provided herewith
10.6	Equity Interest Pledge Agreement, dated September 28, 2007, by and between ZBDT and Junjun Xu	Provided herewith
10.7	Power of Attorney, dated September 28, 2007, executed by Zhenyu Wang in favor of ZBDT	Provided herewith
10.8	Power of Attorney, dated September 28, 2007, executed by Junjun Xu in favor of ZBDT	Provided herewith
23.1	Consent of K.P. Cheng & Co.	Provided herewith
99.1	Audited Financial Statements of Beijing ZYTX Technology Co., Ltd. for the period ended June 30, 2007	Provided herewith
99.2	Unaudited Consolidated Financial Statements of Rise & Grow Limited for the period ended September 30, 2007	Provided herewith
99.3	Unaudited Consolidated Pro Forma Financial Statements of Dexterity Surgical, Inc. for the period ended September 30, 2007	Provided herewith

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2007

DEXTERITY SURGICAL, INC.

	By:	/s/ James Ditanna
	Name:	James Ditanna
	Title:	President, CEO and CFO